Exhibit 99.1

Designated Filer:	Peter Kagan
Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]
Date of Event Requiring Statement:	March 5, 2015

Explanation of Responses:

(1)   Peter R. Kagan (the “Reporting Person”) is a director of Laredo Petroleum, Inc., a Delaware corporation (f/k/a Laredo Petroleum Holdings, Inc.) (the “Issuer”), a Partner of Warburg Pincus & Co., a New York general partnership (“WP”), and a Member and Managing Director of Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with “WP”, the “Warburg Pincus Entities”).

On March 5, 2015, WP Antero TopCo, Inc., a Delaware corporation (“TopCo”), Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”), Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), Warburg Pincus Private Equity (E&P) X, Inc., a Delaware corporation (“WPX”), Warburg Pincus Private Equity (E&P) X-A, L.P., a Delaware limited partnership (“WP X-A”) and Warburg Pincus (Bermuda) Private Equity X , LLC, a Delaware limited liability company (“WPB”) collectively acquired an aggregate of 29,800,000 shares of common stock of the Issuer in an underwritten offering by the Issuer, at a price of $11.05 per share (TopCo, WP X O&G, WP X Partners, WPX, WP X-A, and WPB, collectively, the “WP Purchasers”).

WP LLC manages each of WP X O&G, WP X Partners, WP X-A, Warburg Pincus Private Equity X, L.P., a Delaware limited partnership and the sole shareholder of TopCo, Warburg Pincus Private Equity (E&P) X-B, L.P., a Delaware limited partnership and the sole shareholder of WPX and Warburg Pincus (Bermuda) Private Equity X, L.P., a Bermuda exempted limited partnership and the sole member of WPB. WP holds an indirect ownership interest in each of TopCo, WP X O&G and WP X Partners.

(2)   Peter R. Kagan was an existing shareholder of the Company prior to the offering and currently owns 146,977 shares of Common Stock.

Due to his relationships with the Warburg Pincus Entities, the Reporting Person may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) in an indeterminate portion of the shares of the Issuer held by the WP Purchasers.  The Reporting Person disclaims beneficial ownership of the shares of the Issuer held by the WP Purchasers, except to the extent of any direct pecuniary interest therein.

This Form 4 shall not be deemed an admission that the Reporting Person or any other person referred to herein is a beneficial owner of the shares of Common Stock held by the WP Purchasers for purposes of Section 16 of the Exchange Act or for any other purpose or that the Reporting Person or other person has an obligation to file this Form 4 except, in each case, to the extent it or he has a pecuniary interest in such shares of Common Stock for purposes of Section 16 of the Exchange Act.